Exhibit 10.15

NEWMONT

STRATEGIC STOCK UNIT BONUS PROGRAM FOR GRADES E-5 TO E-6

(Effective January 1, 2012)

NEWMONT

STRATEGIC STOCK UNIT BONUS

PROGRAM FOR GRADES E-5 TO E-6

(Effective as of January 1, 2012)

PURPOSE

The purpose of this program is to provide to Employees of Newmont Mining and its Affiliated Entities that participate in this program a more direct interest in the success of the operations of Newmont Mining. This program replaces the Employee Performance Incentive Compensation Program, which shall no longer be in effect. Employees of Newmont Mining and participating Affiliated Entities will be rewarded in accordance with the terms and conditions described below.

SECTION I-DEFINITIONS

The capitalized terms used in this program shall have the same meaning as the capitalized terms in the Annual Incentive Compensation Program, unless otherwise stated herein. In addition, the terms set forth in this Section shall have the meaning set forth below.

1.1 “Common Stock” means the $1.60 par value common stock of Newmont Mining Corporation.

1.2 “EBITDA Payout Percentage” means annual approved budgeted EBITDA for the Performance Period, as adjusted for gold price, exchange rates, one-time accounting adjustments or other items as approved by the Board, compared to actual adjusted EBITDA for the Performance Period calculated according to the scale stated in Appendix A-1.

1.3 “Performance Period” means the calendar year over which the EBITDA Payout Percentage shall be calculated for purposes of determining the amount of a Strategic Stock Unit Bonus. The Performance Period shall be the calendar year.

1.4 “Performance Stock” means the right to receive from Newmont Mining Common Stock or restricted stock units under terms and conditions defined in a restricted stock unit or other award agreement, as determined by the Compensation Committee.

1.5 “Retirement” means retirement as defined in the Pension Plan of Newmont Mining (or any successor plan), regardless of the relevant Employee’s participation in the Pension Plan of Newmont Mining (or any successor plan).

1.6 “Strategic Stock Unit Bonus” means the bonus payable to an eligible Employee in the form of Performance Stock under this compensation program with respect to a Performance Period (or portion thereof as provided in Section 3.2), which shall be determined by multiplying the eligible Employee’s Target Strategic Stock Unit Bonus times the EBITDA Payout Percentage. The Performance Stock awarded as a Strategic Stock Unit Bonus shall have terms and conditions, and shall be subject to such restrictions as defined by the Compensation Committee.

1.7 “Target Strategic Stock Unit Bonus” means the number of shares of Common Stock equivalent to the percentage of base salary (for calculation purposes, base salary shall be the applicable base salary of the Employee as of March 1 for the year in which the target number of shares is calculated) set by the Compensation Committee which is set forth in Appendix A, using the average of the high and low share price on the date such targets are set by the Compensation Committee.

1.8 “Terminated Eligible Employee” has the same meaning as stated in the Annual Incentive Compensation Program except that a Terminated Eligible Employee for purposes of this program shall not include employees provided severance or redundancy payments under any contract, statute or any severance plan of Newmont Mining or any Affiliated Entity, including but not limited to the Executive Severance Plan of Newmont.

SECTION II-ELIGIBILITY

All Employees of a Participating Employer in an executive grade level, except any Employee who is eligible for the Senior Executive Compensation Program, are eligible to receive a Strategic Stock Unit Bonus under this program, provided (i) they are on the payroll of a Participating Employer as of the last day of the relevant Performance Period, and at the time the award is granted, or (ii) they are a Terminated Eligible Employee with respect to such calendar year. Employees who are on short-term disability under the Short-Term Disability Plan of Newmont or a successor plan or not working because of a work-related injury as of the last day of the Performance Period shall be eligible to receive a bonus under this program. Notwithstanding the foregoing provisions of this Section II, the Compensation Committee or the Executive Vice President of Human Resources of Newmont Mining (or his or her delegate) may, prior to the end of any Performance Period, exclude from or include in eligibility for participation under this program with respect to such Performance Period any Employee or Employees.

SECTION III-STRATEGIC STOCK UNIT BONUS

3.1 Determination of Strategic Stock Unit Bonus—In General. The Strategic Stock Unit Bonus shall be calculated as soon as reasonably practicable after the Compensation Committee determines the EBITDA Payout Percentage. Following such determination, payment of the Strategic Stock Unit Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 3.3 and 3.5 below.

3.2 Separation of Employment and Payment of Strategic Stock Unit Bonus. Unless otherwise stated in this section 3.2, an eligible Employee shall not be entitled to payment of a Strategic Stock Unit Bonus on or after any separation of employment, voluntary or involuntary, prior to the payment of the Strategic Stock Bonus. In the event an eligible Employee separates employment from a Participating Employer as a result of death, Disability or Retirement prior to payment of the Strategic Stock Unit Bonus, such eligible Employee shall be a Terminated Eligible Employee and shall receive a Strategic Stock Unit Bonus equal to such Terminated Eligible Employee’s Target Strategic Stock Unit Bonus, pro-rated for the time of employment with a Participating Employer during the Performance Period, upon separation of employment.

3.3 Form of Payment. The amount of Strategic Stock Unit Bonus payable under this compensation program shall be paid in Performance Stock (payable in whole shares only rounded down to the nearest share). The Performance Stock shall be subject to the restrictions set forth in Section 3.4 below.

3.4 Restrictions on Performance Stock.

(a) Newmont Mining shall issue Performance Stock to eligible Employees for one-third of the Strategic Stock Unit Bonus without any restrictions as soon as practicable following the end of the Performance Period in the form of Common Stock. Newmont Mining shall issue Performance Stock, in the form of restricted stock units for the remainder of the Strategic Stock Unit Bonus and such restricted stock units shall have a two-year vesting period, with one-half of the Performance Stock in the form of restricted stock units vesting each year on the anniversary of the date of grant.

(b) Shares of Performance Stock issued hereunder in the form of restricted stock units as part of a Strategic Stock Unit Bonus shall not be subject to transfer by the eligible Employee. Shares of Common Stock issued to an eligible Employee upon vesting of such restricted stock units may be freely transferred by the eligible Employee subject to all applicable laws, regulations and Newmont Mining policies.

3.5 Timing of Payment. Except as provided in section 3.2 above, payment of the Strategic Stock Unit Bonus will be made no later than the 15th day of the third month following the Performance Period to which such Strategic Stock Unit Bonus relates.

3.6 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation.

IV. GENERAL PROVISIONS

4.1 Administration. This compensation program shall be administered by the Compensation Committee or its delegee. All actions by Newmont Mining under this program shall be taken by the Compensation Committee or its delegee. The Compensation Committee shall interpret the provisions of this program in its full and absolute discretion. All determinations and actions of the Compensation Committee with respect to this program shall be taken or made in its full and absolute discretion in accordance with the terms of this program and shall be final, binding and conclusive on all persons.

4.2 Plan Unfunded. This compensation program shall be unfunded and no trust or other funding mechanism shall be established for this program. All benefits to be paid pursuant to this program shall be paid by Newmont Mining or another Participating Employer from its respective general assets, and an eligible Employee or Terminated Eligible Employee (or his heir or devisee) shall not have any greater rights than a general, unsecured creditor against Newmont Mining or another Participating Employer, as applicable, for any amounts payable hereunder.

4.3 Amount Payable Upon Death of Employee. If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of such eligible Employee or Terminated Eligible Employee to the beneficiary or beneficiaries designated by such eligible Employee or Terminated Eligible Employee to receive life insurance proceeds under Newmont Mining’s life insurance plan. In the absence of an effective beneficiary designation under such plan, any amount payable hereunder following the death of such eligible Employee or Terminated Eligible Employee shall be paid to his or her estate.

4.4 Reimbursement. The Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Strategic Stock Unit Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if: a) the amount of such Strategic Stock Unit Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of such Strategic Stock Unit Bonus that would have been awarded to the eligible Employee had the financial results been reported as in the restatement would have been lower than the Strategic Stock Unit Bonus actually awarded. Additionally, the Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Strategic Stock Unit Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if the eligible employee is terminated for cause as defined in the applicable Executive Change of Control Plan of Newmont.

4.5 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. The Compensation Committee may, in its sole discretion, permit eligible Employees to satisfy the minimum withholding applicable to the portion of the bonus payable in shares of Common Stock or Performance Stock by causing Newmont Mining to withhold the appropriate number of shares of Common Stock or Performance Stock from the bonus otherwise payable and to make the requisite withholding payments on behalf of the eligible Employee.

4.6 Issuance of Stock. Shares of Common Stock and Performance Stock issued under this compensation program may be issued pursuant to the provisions of any stock plan of Newmont Mining or as otherwise determined in the sole discretion of the Compensation Committee. All awards under this compensation program that consist of Common Stock or that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, shall be treated as made under the 2005 Stock Incentive Plan as well as this compensation program and thereby subject to the applicable terms and conditions of the 2005 Stock Incentive Plan.

4.7 General Operation and Amendment. Notwithstanding anything contained in this compensation program to the contrary, this compensation program shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payment of any bonus under this compensation program.

4.8 Right of Offset. To the extent permitted by applicable law, Newmont Mining or a Participating Employer may, in its sole discretion, apply any bonus payments otherwise due and payable under this compensation program against debts of an eligible Employee to Newmont Mining or an Affiliated Entity. By accepting payments under this compensation program, all eligible Employees shall consent to the reduction of any compensation paid to the eligible Employee by Newmont Mining or an Affiliated Entity to the extent the eligible Employee receives an overpayment from this compensation program.

4.9 Termination and Amendment. The Board may at any time amend, modify, suspend or terminate this compensation program; provided, however, that the Compensation Committee may, consistent with its administrative powers, waive or adjust provisions of this compensation program as it determines necessary from time to time. The Compensation Committee may amend the terms of any award theretofore granted hereunder, but no such amendment shall be inconsistent with the terms and conditions of this compensation program or materially impair the previously accrued rights of the eligible Employee to whom such award was granted with respect to such award without his or her consent, except such an amendment made to cause this program or such award to comply with applicable law, tax rules, stock exchange rules or accounting rules.

4.10 Severability. If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this compensation program, and this compensation program shall be construed and enforced as if such illegal and invalid provision had never been set forth in this compensation program.

4.11 No Right to Employment. The establishment of this compensation program shall not be deemed to confer upon any eligible Employee any legal right to be employed by, or to be retained in the employ of, Newmont Mining, a Participating Employer or any Affiliated Entity, or to give any eligible Employee any right to receive any payment whatsoever, except as provided under this compensation program. All eligible Employees shall remain subject to discharge from employment to the same extent as if this compensation program had never been adopted.

4.12 Transferability. Any bonus payable hereunder is personal to the eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.

4.13 Successors. This compensation program shall be binding upon and inure to the benefit of Newmont Mining and eligible Employees and their respective heirs, representatives and successors.

4.14 Governing Law. This compensation program and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

4.15 Section 409A. It is the intention of Newmont Mining that awards and payments under this compensation program comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and Newmont Mining shall have complete discretion to interpret and construe this program and any related plan or agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this program and/or any such plan or agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Newmont Mining in a manner consistent with such intent, as determined in the discretion of Newmont Mining. None of Newmont Mining nor any other Participating Employer shall be liable to any eligible Employee or any other person (i) if any provisions of this program do not satisfy an exemption from, or the conditions of, Code Section 409A, or (ii) as to any tax consequence expected, but not realized, by any eligible Employee or other person due to the receipt or payment of any award under this program.

APPENDIX A

Targeted Payout Percentages

Grade	Payout Percentage
E-5	60%
E-6	40%

APPENDIX A-1

EBITDA Payout Percentage

Actual EBIITDA Performance Compared to Target EBITDA Performance	EBITDA Payout Percentage
112.5% and above	150% payout

100%-112.5% of target	100% payout plus an increase of 4% of target payout for every percent above 100% of target EBITDA performance

75%-100% of target	50% payout plus an increase of 2% of target payout for every percent above 75% of target EBITDA performance.

Below 75% of target	No payout